Exhibit 11. Statement of Computation of Per Share Earnings.


                            PATIENT INFOSYSTEMS, INC.
                        COMPUTATION OF EARNINGS PER SHARE

                                                                                                     Period From
                                                                                                  February 22, 1995
                                                           Year Ended           Year Ended          (Inception) to
                                                           December 31,        December 31,          December 31,
                                                              1997                1996                  1995
                                                              ----                ----                  ----

 Net Loss ...............................................  $(3,263,351)        $(2,806,436)          $(1,116,652)

 Weighted average Common Stock outstanding ..............    7,980,094           3,678,435             3,602,880

 Weighted average Series A Convertible Preferred Stock...
 outstanding.............................................        -               1,296,000               518,400

 Weighted average Series B Convertible Preferred Stock
 outstanding ............................................        -                 437,500                  -

  Staff Accounting Bulletin potential common shares:
  Series A Convertible Preferred Stock issued August
  and September 1995, calculated using the treasury
  stock method ..........................................        -                    -                  642,600

  Series B Convertible Preferred Stock issued May and
  June 1996, calculated using the treasury stock
  method ................................................        -                 177,365               375,000

Dilutive effect of stock options granted in the
  preceding twelve months, calculated using the
  treasury stock method .................................        -                 758,416               815,419

 Weighted average common and potential
    common shares .......................................     7,980,094          6,347,716             5,954,299


Net Loss per share - Basic and Diluted ..................   $      (.41)       $      (.44)          $      (.18)
                                                            ===========        ===========           ===========

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


         PATIENT INFOSYSTEMS, INC.

         By:      /s/ Donald A. Carlberg               March 31, 1998
                  Donald A. Carlberg
                  Director, President, and Chief Executive Officer



     Pursuant to the requirements the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



By: /s/ Donald A. Carlberg                            March 31, 1998
     Donald A. Carlberg                                     Date
     Director, President and Chief Executive Officer



By: /s/ Derace L. Schaffer, M.D.                      March 28, 1998
     Derace L. Schaffer, M.D                                 Date
     Chairman of the Board


By: /s/ John Pappajohn                                March 31, 1998
     John Pappajohn                                         Date
     Director


By: /s/ Barbara J. McNeil, M.D., Ph.D                 March 28, 1998
     Barbara J. McNeil, M.D., Ph.D.                         Date
     Director


By: /s/ Carl F. Kohrt, Ph.D.                          March 30, 1998
     Carl F. Kohrt, Ph.D.                                    Date
     Director